SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SPECTRUM PHARMACEUTICALS, INC.
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N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

We are pleased to provide you with the proxy materials for our 2010 Annual Meeting of Stockholders. This year, our meeting will be held on Friday, June 18, 2010 at 10:30 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618.

For Spectrum, 2009 was a watershed year financially, strategically, and operationally. For the first time in our history, we recorded product revenue of over $28 million. Some of our other key accomplishments included: acquiring all U.S. rights to Zevalin®, a novel drug for the treatment of non-Hodgkin’s Lymphoma, and securing FDA approval for its use in the first-line setting, thereby expanding the market opportunity substantially to more than 40,000 addressable patients; receiving Fast-Track designation for apaziquone (EOquin®), our drug in pivotal registrational trials for bladder cancer; completing enrollment, involving over 1,600 patients, in these Phase 3 trials, ahead of schedule; and entering into two international alliances worth approximately $170 million. And, despite an exceptionally challenging financial environment in which many companies struggled to meet basic operating needs, we were able to raise more than $100 million, allowing us to meet most of our strategic initiatives.

All of us at Spectrum come to work with one goal in mind: How can we improve the quality of life of cancer patients while at the same time helping to increase stockholder value in a challenging and rewarding environment? To succeed, we need to constantly invest in our future. With this in mind, we recently in-licensed belinostat, a late-stage, novel, potentially best-in-class histone deacetylase (HDAC) inhibitor for the treatment of various solid tumors and hematological malignancies, which is currently in a registrational, pivotal trial under a Special Protocol Assessment from the FDA requiring 100 evaluable patients with Peripheral T-Cell Lymphoma. Belinostat has been given a Fast Track Designation by the FDA. We plan to submit the new drug application next year.

Spectrum has never been stronger than it is today, with two marketed drugs, Zevalin and Fusilev, two late-stage drugs, apaziquone and belinostat, in pivotal registrational trials, and a strong cash position. We remain committed to our philosophy of fiscal discipline and balanced risk management, as we continue to develop novel treatments to help cancer patients.

At this meeting, we are asking for votes from our stockholders on the election of our six nominees to the board of directors. We believe that our director nominees will continue to bring high ethical standards, significant knowledge, experience, contacts and oversight to help us move forward with the commercialization of our marketed drugs and development of our clinical drugs.

Your vote is important, and whether or not you attend the annual meeting, I encourage you to sign and return your proxy card, so that your shares of stock will be represented and your votes cast at the meeting. If you have any further questions, please contact our Vice President of Finance, Mr. Shyam Kumaria, at Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

We thank you for your consideration and support, and hope to see you at this year’s annual meeting to learn more about our future plans for Spectrum Pharmaceuticals.

Sincerely,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

157 Technology Drive
Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, June 18, 2010

To our Stockholders:

The 2010 annual meeting of stockholders of Spectrum Pharmaceuticals, Inc. will be held at our corporate office located at 157 Technology Drive, Irvine, California, 92618, on Friday, June 18, 2010, beginning at 10:30 a.m., Pacific Time. At the annual meeting, the holders of our outstanding voting securities will consider and act on the following matters:

(1) Election of six directors, each for a term of one year expiring at the 2011 annual meeting of stockholders; and

(2) Transaction of such other business as may properly come before the meeting.

All holders of record of shares of our common stock and Series E Convertible Voting Preferred Stock at the close of business on April 20, 2010 are entitled to vote at the annual meeting and any postponements or adjournments of the annual meeting.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented; therefore, even if you presently plan to attend the annual meeting, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

Very truly yours,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

Date: April 28, 2010
Irvine, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2010

The proxy statement and annual report to our stockholders for the year ended December 31, 2009 are available at our Investor Relations page of our Internet website under the heading “Annual Meeting and Proxy Information.” Our web page is http://www.sppirx.com.

157 Technology Drive
Irvine, California 92618

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of the Board of Directors of Spectrum Pharmaceuticals, Inc. (“Spectrum,” “we,” “our,” “us” or the “Company”) for use at our 2010 annual meeting of stockholders to be held Friday, June 18, 2010 at 10:30 a.m., Pacific Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our corporate office located at 157 Technology Drive, Irvine, California, 92618. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about May 17, 2010.

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of six directors, each for a term of one year that expires at the annual meeting in 2011. Stockholders will also act on any other business that may properly come before the annual meeting. In addition, following the annual meeting, management will report on our performance during fiscal 2009 and early 2010.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2010, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. A list of such stockholders will be available for examination by any stockholder at the annual meeting and, for any purpose germane to the annual meeting, at our principal business office, 157 Technology Drive, Irvine, California, 92618, for a period of ten days prior to the annual meeting.

How many shares of our common stock and preferred stock are outstanding and what are the voting rights of the holders of those shares?

On April 20, 2010, the record date for the annual meeting, 49,455,998 shares of our common stock and 68 shares of our Series E Convertible Voting Preferred Stock, or Series E Preferred Stock, were outstanding. Holders of the outstanding shares of our common stock on the record date will be entitled to one vote on each matter for each share of our common stock held as of such date. Our Series E Preferred Stock has voting rights and powers equal to those of our common stock. Holders of our Series E Preferred Stock as of the record date shall be entitled to vote with respect to any matter upon which holders of our common stock have the right to vote, voting together with the holders of our common stock as one class. Each holder of our Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of our common stock into which such shares of our Series E Preferred Stock could be converted on the record date at the then current conversion value, as determined pursuant to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock, or the Certificate of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 136,000 votes on each matter at the annual meeting. Including both the outstanding common stock and the Series E Preferred Stock, voting together as one class, a total of 49,591,998 votes may be cast at the annual meeting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting of the holders of a majority of the aggregate of the outstanding shares of our common stock and our preferred stock (of which only Series E Preferred Stock is currently outstanding), which will be counted as if converted into common stock, in person or by proxy and entitled to vote, will constitute a quorum, permitting the annual meeting to conduct its business. Proxies marked “withheld” as to any director nominee, abstentions and broker non-votes are counted by us for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner and the broker does not have discretionary authority to vote on such matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the annual meeting, you may deliver your completed proxy card in person. We encourage you, however, to submit the enclosed proxy card in advance of the annual meeting. In addition, ballots will be available for registered stockholders to vote in person at the annual meeting. Stockholders who hold their shares in “street name” may vote in person at the annual meeting only by obtaining a proxy form from the broker or other nominee that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may not vote by telephone or electronically since we do not have that capability. If your shares are held in “street name,” i.e., by a broker or other nominee, please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically and what deadlines may apply to your ability to vote your shares by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. As a registered stockholder, you may change your vote at any time before the proxy is voted at the annual meeting by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting in person and request that your proxy be suspended, although attendance at the annual meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to our Secretary at our corporate offices at 157 Technology Drive, Irvine, California 92618, and must be received prior to the commencement of the meeting. If your shares are held in “street name,” please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine how to change your vote.

What is the board’s recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the board recommends a vote FOR election of the six director nominees, each for a term of one year expiring at the 2011 annual meeting of stockholders (see Proposal No. 1).

With respect to other business that may properly come before the annual meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the proposal?

For Proposal No. 1, the director nominees receiving the highest number of affirmative votes cast, in person or by proxy, at the annual meeting, up to the number of directors to be elected at the annual meeting (six directors), will be elected as directors. Abstentions will have no effect in determining which directors receive the highest number of votes. Starting this year, the election of directors is a “non-discretionary” item. Therefore, if you do not instruct your broker how to vote with respect to the election of directors, your broker may not vote with respect to this proposal and those votes will be counted as broker non-votes. Broker non-votes will have no effect in determining which directors receive the highest number of affirmative votes cast.

Stockholders Sharing the Same Last Name and Address

Securities and Exchange Commission, or SEC, rules permit banks, brokers and other nominee record holders to participate in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple stockholders who share the same address. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for Spectrum. If you receive a householded mailing this year and would like to have additional copies of our proxy statement and/or annual report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your bank, broker or other nominee record holder, or submit your request to our Secretary, c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618, by telephone at (949) 788-6700. Upon receipt of any such request, we agree to promptly deliver a copy of our proxy statement and/or annual report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS.

Based on information publicly filed and provided to us by certain holders, the following table shows the amount of our Series E Preferred Stock and common stock beneficially owned on April 20, 2010 (unless otherwise indicated) by holders of more than 5% of the outstanding shares of any class of our voting securities, other than with respect to Dr. Rajesh C. Shrotriya (our Chairman, Chief Executive Officer and President) whose ownership is included in the second table below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to our voting securities, unless footnoted to the contrary. For purposes of the following tables, the percentage ownership is based upon 68 shares of our Series E Preferred Stock, and 49,455,998 shares of our common stock, outstanding as of April 20, 2010. Unless otherwise indicated, the business address of each stockholder is c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California, 92618.

			Common
			Shares and
	Preferred	Percent of	Common	Percent of	Percent of
	Shares	Preferred	Equivalents	Common	Shares Eligible
Name and Address	Beneficially	Stock	Beneficially	Shares	to Vote on
of Beneficial Owner	Owned(1)	Outstanding(2)	Owned(3)	Outstanding(3)	April 20, 2010(4)

BlackRock, Inc.(5)	—	—	2,579,833	5.22%	5.20%
40 East 52nd Street New York, NY 10022
Eastern Capital Limited(6)	—	—	3,919,107	7.92%	7.90%
P.O. Box 31363/P.O. Box 31300 Grand Cayman, KY1-1206, Cayman Islands
Rockmore Investment Master Fund, Ltd.(7)	48	70.59%	394,847	*	*
150 East 58th Street, 28th Floor New York, NY 10155
Sands Brothers Venture Capital Funds 1-IV, LLC(8)	20	29.41%	40,000	*	*
90 Park Avenue, 31st Floor New York, NY 10016

*	Less than 1%

(1)	The amount relates to the shares of our Series E Preferred Stock owned by the entity as of April 20, 2010. There are no outstanding shares of any other series of our preferred stock.

(2)	Represents the percentage ownership of the total number of our outstanding shares of Series E Preferred Stock.

(3)	Shares of common stock owned as of April 20, 2010 and shares of common stock subject to preferred stock and warrants currently convertible or exercisable, or convertible or exercisable within 60 days of April 20, 2010, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(4)	Reflects actual voting percentage. Each holder of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series E Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificates of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 136,000 votes on each matter at the annual meeting.

(5)	The information set forth herein is based solely on information contained in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”). On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (collectively, “BGI Entities”). As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. According to the Schedule 13G, BlackRock has sole voting and dispositive power over 2,579,833 shares of our common stock.

(6)	The information set forth herein is based solely on information contained in a Schedule 13G filed with the SEC on April 14, 2010 by Eastern Capital Limited. Eastern Capital Limited is a direct wholly-owned subsidiary of Portfolio Services Ltd. Kenneth B. Dart is the beneficial owner of all of the outstanding shares of Portfolio Services Ltd., which in turns owns all the outstanding shares of Eastern Capital Limited. As of the date of the Schedule 13G filing, Eastern Capital Limited and Mr. Dart beneficially own in the aggregate 3,919,107 shares of our common stock. Eastern Capital Limited and Mr. Dart have shared voting and dispositive powers with respect to 3,919,107 shares of our common stock.

(7)	Based upon the information provided to us by the holder, Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of the common stock. Rockmore’s beneficial ownership includes 298,847 shares of common stock and the effect of converting the 48 shares of Series E Preferred Stock into 96,000 shares of common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of April 20, 2010, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(8)	Based upon the information provided to us by the holder, SB Venture Capital Management I-IV, LLCs are the Investment Advisors to Sands Brothers Venture Capital LLC (“SBV”), Sands Brothers Venture Capital II LLC (“SBV II”), Sands Brothers Venture Capital LLC III (“SBV III”) and Sands Brothers Venture Capital IV LLC (“SBV IV”) (collectively, the “Funds”). The Funds’ beneficial ownership includes the effect of converting the 20 shares of Series E Preferred Stock into 40,000 shares of common stock. Martin S. Sands and Steven B. Sands are co-Member Managers of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC, and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBV, SBV-II, SBV-III and SBV-IV, respectively, and are the natural persons exercising voting and investment control over securities beneficially owned by the Funds.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2010 (unless otherwise noted) by: (i) each of our directors and director nominees, (ii) our named executive officers, and (iii) all of our directors, director nominees and executive officers as a group. Shares of common stock owned as of April 20, 2010 and shares of common stock subject to options currently exercisable or exercisable within 60 days of April 20, 2010, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him. Information as to beneficial ownership is based upon statements furnished to us or filed with the SEC by such persons. Unless otherwise indicated, the business address of each stockholder is c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California, 92618.

				Percent of
			Total	Shares
Name of Beneficial Owner	Options	Shares(1)	Owned	Outstanding

Named Executive Officers
Shrotriya, Rajesh(2)	2,302,000	1,153,486	3,455,486	6.7%
Kumaria, Shyam(3)	205,000	201,156	406,156	*
Directors/Director Nominees
Arora, Krishan	2,500	—	2,500	*
Cybulski, Mitchell(4)	83,750	45,000	128,750	*
Fulmer, Richard(4)	128,750	21,500	150,250	*
Krassner, Stuart(4)	128,750	10,750	139,500	*
Lenaz, Luigi(5)	45,000	21,877	66,877	*
Maida, Anthony(4)	155,750	2,250	158,000	*
Mehta, Dilip	90,000	22,000	112,000	*
Vida, Julius(4)	175,750	15,200	190,950	*
All Executive Officers and Directors/Director Nominees as a group (10 persons)(6)			4,810,469	9.1%

*	less than 1%

(1)	The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of common stock covered by the restricted stock grant.

(2)	The number of shares includes 275,000 unvested restricted shares of our common stock subject to future vesting.

(3)	The number of shares includes 27,500 unvested restricted shares of our common stock subject to future vesting.

(4)	The number of shares includes 1,250 unvested restricted shares of our common stock subject to future vesting.

(5)	The number of shares includes 12,500 unvested restricted shares of our common stock subject to future vesting.

(6)	The number of shares includes 321,250 unvested restricted shares of our common stock held as a group subject to future vesting.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of us and descriptions of their backgrounds.

Name and Age

Rajesh C. Shrotriya, M.D. (66) Chairman of the Board, Chief Executive Officer and President	Information regarding Dr. Shrotriya is provided under “Proposal 1 — Election of Directors” on page 7 of this proxy statement.
Shyam Kumaria (60) Vice President of Finance	Mr. Kumaria has served as Vice President of Finance since December 2003. From 1996 to 2003, he provided financial and management consulting services to private companies. From 1984 to 1996, he served in senior executive and management positions for several companies including Deloitte & Touche. Mr. Kumaria became a Chartered Accountant in London, England in 1973 and a Certified Public Accountant in 1978. He received an Executive M.B.A. from Columbia University in 1984.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors consists of six annually elected directors. Acting upon the recommendation of our Nominating and Corporate Governance Committee, the full board of directors nominated Krishan K. Arora, Stuart M. Krassner, Luigi Lenaz, Anthony E. Maida, Dilip J. Mehta and Rajesh C. Shrotriya for election to our board.

Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Drs. Arora, Krassner, Lenaz, Maida, Mehta and Shrotriya to our board of directors. Each director will be elected to serve a one-year term expiring at the annual meeting in 2011 and until his successor has been duly elected and qualified, or until his earlier resignation or removal.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the board. Our board of directors has no reason to believe that any of the nominees will be unable to serve.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING SIX NOMINEES.

Krishan K. Arora, Ph.D.	Dr. Arora, 69, was nominated for election by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee, which was acting upon the recommendation of Dr. Stuart M. Krassner. Dr. Arora has been providing consulting services to Spectrum since February 2010. Dr. Arora is a business executive with global experience in driving strategic thinking, management and implementation of operations for drug development worldwide. Dr. Arora has provided consulting services to senior management at several pharmaceutical companies, including Astellas Pharma Global Development, Inc., for global drug development, from May 2008 to June 2009, and UCB, Inc., for applications in global regulatory affairs, electronic document management, pharmacovigilance and worldwide quality assurance and compliance, from November 2003 to February 2006. Prior to that, Dr. Arora held senior management positions with several pharmaceutical companies, including Vice President of R&D Global Regulatory Affairs for Management Information at Pfizer Inc. from 1998 to 2003, Senior Director of Regulatory Affairs at Novartis AG from 1993 to 1998 and Group Director of Biometrics Operations at Sanofi-Aventis. In addition, from 1994 to 2003, Dr. Arora served as Chairman of the Electronic Regulatory Submissions Working Group at PhRMA, which consisted of business and information technology experts from the FDA and 20 biopharmaceutical companies and was the PhRMA lead at ICH on establishing electronic standards for submission of marketing applications to regulatory authorities. Dr. Arora received a B.Sc. in Mathematics, Physics and Chemistry from Lucknow University in India, a B.Sc. (Honors) in Agriculture and a M.Sc. in Animal Genetics from G. B. Pant University of Agriculture & Technology in India and a Ph.D. in Population Genetics from Iowa State University.

Dr. Arora has significant experience in the pharmaceutical industry, which includes 11 years’ experience in global regulatory affairs and 18 years’ experience in biometrics operations, including statistics, clinical data systems, clinical data management and medical writing. Furthermore, Dr. Arora has operational management experience, a keen understanding of the regulatory environment in which pharmaceutical companies operate and extensive knowledge in drug development operations and regulatory submissions and approvals. As a result, Dr. Arora is well qualified to serve on our board of directors.

Stuart M. Krassner, Sc.D., Psy.D	Dr. Krassner, 74, has been a director of Spectrum since December 2004 and was previously a member of our Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine, or UCI, most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received a B.S. in Biology from Brooklyn College and an Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University.

Dr. Krassner’s extensive and distinctive experience in business and academia brings valuable perspective to our board. He has a strong background in research in the area of developmental and cell biology and his work in the area has been published in numerous peer-reviewed U.S. journals. Moreover, his expertise in scientific and regulatory advisory services, including FDA compliance, makes him well qualified to serve on our board of directors.

Luigi Lenaz, M.D.	Dr. Lenaz, 69, was nominated for election by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee, which was acting upon the recommendation of Dr. Julius Vida. Dr. Lenaz served as Spectrum’s Chief Scientific Officer from February 2005 to June 2008 and as President of Spectrum’s Oncology Division from 2000 to 2005. Since retiring as Spectrum’s Chief Scientific Officer in June 2008, Dr. Lenaz has provided consulting services to Spectrum. From 1997 to 2000, Dr. Lenaz served as Senior Vice President of Clinical Research, Medical Affairs at SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to cancer drug development. From 1978 to 1997, Dr. Lenaz held several senior management positions with Bristol- Myers Squibb, a NYSE-listed pharmaceutical company, including Senior Vice President of Oncology Franchise Management from 1990 to 1997 and Director of Scientific Affairs, Anti-Cancer from 1985 to 1990. Dr. Lenaz is also a prominent researcher, having conducted research in the areas of pharmacology, experimental chemotherapy, histology, general physiology, and experimental therapeutics at various institutions for cancer research, including Roswell Park Memorial Institute, Memorial Sloan-Kettering Cancer Center and the National Cancer Institute in Milan. He is a member of several scientific societies, including the American Association for Cancer Research, American Association for Clinical Oncology, European Society for Medical Oncology, and International Association for the Study of Lung Cancer.

Dr. Lenaz has served as a director of Pharmaco-Kinesis Corporation, a privately held medical device company, since January 2009. Dr. Lenaz is a graduate of Liceo Scientifico A. Righi in Bologna, Italy and he received a medical degree from the University of Bologna Medical School in 1966.

Dr. Lenaz is a renowned and accomplished oncologist who will bring to the board of directors over 35 years’ experience in the pharmaceutical industry and a wealth of knowledge in the field of cancer drug development. Dr. Lenaz’s qualifications to serve on the board of directors include his expertise in the development of cancer drugs, his tenure as our Chief Scientific Officer, as well as his subsequent consulting services for our company, his significant management experience with Bristol-Myers Squibb, and his prominent research in the field of oncology. As a result, Dr. Lenaz is well qualified to serve on our board of directors.

Anthony E. Maida, III, M.A., M.B.A., Ph.D.	Dr. Maida, 58, has been a director of Spectrum since December 2003. Dr. Maida has been the acting Chairman of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. Dr. Maida has been serving as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International since 1999, providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Additionally, Dr. Maida formerly served as a member of the board of directors of Sirion Therapeutics, Inc., a privately held ophthalmic-focused company, and GlycoMetrix, Inc., a startup company focused on the development of tests to identify carbohydrates that can indicate cancer. Dr. Maida served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. From 1999 to 2001, Dr. Maida held positions as Interim Chief Executive Officer for Trellis Bioscience, Inc., a privately held biotechnology company that addresses high clinical stage failure rates in pharmaceutical development, and President of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. From 1992 until 1999, Dr. Maida served as President and CEO of Jenner Biotherapies, Inc., a biopharmaceutical company. From 1980 to 1992, Dr. Maida held senior management positions with various companies including Vice President Finance and Chief Financial Officer of Data Plan, Inc., a wholly owned subsidiary of Lockheed Corporation. Dr. Maida serves on the Advisory Boards of EndPoint BioCapital and Sdn Bhd (Kuala Lumpur, Malaysia) and serves or has served as a consultant and technical analyst for several investment firms, including CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, North Sound Capital, The Bonnie J. Addario Lung Cancer Foundation and Pediaric BioScience, Inc. Additionally, Dr. Maida has been retained by Abraxis BioScience, Inc., Northwest Biotherapeutics, Inc., Takeda

Chemical Industries, Ltd. (Osaka, Japan), and Toucan Capital to conduct corporate and technical due diligence on investment opportunities. Dr. Maida is a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer, the American Association of Immunologists and the American Chemical Society. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California in 2010.

Dr. Maida’s qualifications to serve on the board of directors include the extensive experience he has gained holding senior management positions, including chairman, president, chief financial officer and chief executive officer, at various biotechnology and biopharmaceutical companies. He has successfully raised financing from venture capital and strategic investors for biopharmaceutical companies and he currently provides consulting services to hedge funds, venture capital firms interested in biopharmaceutical firms. Furthermore, Dr. Maida’s vast knowledge in the area of clinical development of oncology products and product acquisitions, in addition to his continuous research in the field of oncology, provides unique and valuable insight to our board of directors. As a result, Dr. Maida is well qualified to serve on our board of directors.

Dilip J. Mehta, M.D., Ph.D.	Dr. Mehta, 77, was nominated for election by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee, which was acting upon the recommendation of Dr. Stuart M. Krassner. Dr. Mehta served on Spectrum’s board of directors from June 2003 to July 2007. Dr. Mehta has been self-employed as a pharmaceutical consultant since 1998 and has provided consulting services to Spectrum since July 2007. Dr. Mehta is a venture partner at Radius Ventures, LLC in New York. From 1982 until his retirement in 1997, Dr. Mehta held several senior management positions with Pfizer Inc., including Senior Vice President, U.S. Clinical Research, with responsibility for clinical research (Phases 1, 2 and 3) including data processing and statistical analysis for Pfizer’s drugs in the U.S., as well as supervised submissions of new drug applications for Cardura, Norvasc, Zoloft, Zithromax, Diflucan, Unasyn, Trovan, Viagra, Geodon, and a number of other drugs/supplements. Dr. Mehta served as Chairman of the board of directors of Quintiles Spectral (India) Limited (Ahmedabad, India) from 1998 to 2001 and as a member of the board of directors of Bharat Serums & Vaccines Limited (Mumbai, India) from 2006 to 2008 and Targanta Therapeutics Corporation, a NASDAQ-listed biopharmaceutical company acquired by The Medicines Company in February 2009, from 2005 to 2009. From 1993 to 1997, Dr. Mehta served as Chair, Efficacy Section for the Pharmaceutical Research and Manufacturers of America, or PhRMA, in the International Conference on Harmonization and was a PhRMA topic leader for one of the Expert Working Group in Efficacy. From 1966 to 1982, Dr. Mehta held the position of Group Director, Clinical Research in the U.S. for Hoechst AG with supervision of Internal Medicine, Metabolic and Infectious Diseases and Cardiovascular groups. Dr. Mehta received an M.D., an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) and a Ph.D. from the University of Bombay. Dr. Mehta was a Research Fellow in Clinical Pharmacology at Cornell University Medical College.

Dr. Mehta brings to the board of directors over 28 years’ experience in the pharmaceutical industry and a wealth of knowledge in the field of clinical research and drug development. Dr. Mehta’s qualifications to serve on the board of directors include his expertise in clinical research, drug development and FDA matters, his prior service on Spectrum’s board of directors, as well as his service on the boards of directors of other publicly traded and privately held biopharmaceutical companies and his significant management experience with Pfizer. As a result, Dr. Mehta is well qualified to serve on our board of directors.

Rajesh C. Shrotriya, M.D.	Dr. Shrotriya, 66, has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the board of directors of Antares Pharma, Inc., an AMEX-listed drug delivery systems company. Prior to joining Spectrum, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions, most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received an M.D. from Grant Medical College, Bombay, India, in 1974; a D.T.C.D. (Post Graduate Diploma in Chest Diseases) from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. in Chemistry from Agra University, Aligarh, India, in 1962.

Dr. Shrotriya is a demonstrated leader in the biopharmaceutical industry. His significant leadership experience includes 8 years of serving as our Chairman and Chief Executive Officer as well as his service on the board of directors of Antares Pharma, Inc. Dr. Shrotriya has held prior leadership roles in the biopharmaceutical industry including his positions as our President and Chief Operating Officer, as the executive vice president and chief scientific officer for a publicly-held pharmaceutical company, and 18 years of experience in various positions he held in Bristol- Myers Squibb. Dr. Shrotriya’s significant leadership experience in the biopharmaceutical sector, along with his experience as a physician and his expertise in drug development, position him well to serve on our board of directors.

Director Compensation

The following table shows fiscal 2009 compensation for our non-employee directors.

	Fees Earned or	Option
	Paid in Cash	Awards
Name	(1)($)	(2)($)	Total ($)

Mitchell P. Cybulski	57,500	186,500	244,000
Richard D. Fulmer	52,500	186,500	239,000
Stuart M. Krassner	45,000	186,500	231,500
Anthony E. Maida	45,000	186,500	231,500
Julius A. Vida	47,500	186,500	234,000

(1)	This column reports the dollar amount of cash compensation paid in 2010 for board and committee service. Effective as of June 26, 2009, each non-employee director received annual retainers, each retainer being payable on a semi-annual basis, as follows: $25,000 director retainer, $25,000 retainer in lieu of meeting fees of the board and committees of the board, and $10,000 each to the lead director and the chairs of the Audit and Compensation Committees. Prior to June 26, 2009, each non-employee director received annual retainers, each retainer being payable on a semi-annual basis, as follows: $20,000 director retainer, $20,000 retainer in lieu of meeting fees of the board and committees of the board, and $5,000 each to the lead director and the chairs of the Audit and Compensation Committees. Our directors are also reimbursed for certain out-of-pocket expenses incurred in connection with attendance at board meetings. Directors who are also our employees receive no compensation for service as directors.

(2)	The amounts reflect the aggregate grant date fair value of option awards made to such directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”, or ASC 718. On June 26, 2009, we granted to each non-employee director an option to purchase up to 50,000 shares of our common stock at $6.09 per share; 25% of the shares vested on the date of grant and the remaining shares vested equally in three annual increments from the date of grant. For additional information, refer to note 12 of our financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC on April 5, 2010.

CORPORATE GOVERNANCE

Board Independence

Our board of directors has determined that each of Drs. Arora, Krassner, Maida and Mehta are “independent” within the meaning of the NASDAQ director independence standards, as currently in effect. Our board further determined that Dr. Shrotriya is not independent due to his current employment as our Chief Executive Officer and President and that Dr. Lenaz is not independent due to his employment as our Chief Scientific Officer until June 2008 and his current consulting arrangement with us as described in the section entitled “Certain Relationships and Related Transactions” below. Dr. Julius Vida, and Messrs. Mitchell P. Cybulski and Richard D. Fulmer, are also “independent” within the meaning of the NASDAQ director independence standards. In making its independence determinations, the board reviewed transactions and relationships, if any, between the director or any member of his or her immediate family and us or one of our subsidiaries or affiliates.

Board Meeting Attendance

Our board of directors met 13 times and acted by unanimous written consent one time during 2009. During the year, overall attendance by directors averaged 97% at board meetings and 100% at committee meetings, and each director attended 75% or more of the aggregate meetings of our board of directors and the committees on which such director served during the 2009 fiscal year. Our policy is that every director is expected to attend in person the annual meeting of our stockholders. If a director is unable to attend a meeting, he or she shall notify the board and attempt to participate in the meeting telephonically, if possible. All of our board members attended the 2009 annual stockholder meeting. Our board of directors met in executive session without management four times during 2009.

Board Committees

Our board of directors has standing Audit, Compensation, Placement, Product Acquisition and Nominating and Corporate Governance Committees. Our Audit, Compensation and Nominating and Corporate Governance Committees each act pursuant to a written charter. Copies of each committee charter are posted on our website at http://www.sppirx.com.

Board Committee Membership
as of April 2010

Nominating and
				Corporate	Product
	Audit	Compensation	Placement	Governance	Acquisition
Name	Committee	Committee	Committee	Committee	Committee

Mitchell P. Cybulski	*	**	*	***	*
Richard D. Fulmer	**		*	*	*
Stuart M. Krassner		*		*	*
Anthony E. Maida	*			*	*
Rajesh C. Shrotriya			**		**
Julius A. Vida		*		*	*

*	Member.

**	Chair.

***	Lead Director.

Audit Committee.  The Audit Committee is currently comprised of Messrs. Fulmer (Chair) and Cybulski, and Dr. Maida, each of whom satisfies the NASDAQ and SEC rules for Audit Committee membership. The Audit Committee held six meetings and acted by unanimous written consent one time during 2009. Our board of directors has determined that Messrs. Fulmer and Cybulski, and Dr. Maida, are Audit Committee financial experts within the meaning of SEC rules and that all three are “independent” within the meaning of the NASDAQ director independence standards and SEC Rule 10A-3. Principal responsibilities of the Audit Committee include but are not limited to:

•	Appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	Reviewing independence qualifications and quality controls of the independent registered public accounting firm;

•	Overseeing and monitoring internal controls, procedures, the audit function, accounting procedures and financial reporting process; and

•	Reading and discussing with management and the independent registered public accounting firm the annual audited, and quarterly unaudited, financial statements.

Compensation Committee.  The Compensation Committee is currently comprised of Drs. Krassner and Vida, and Mr. Cybulski (Chair). The Compensation Committee held two meetings during 2009.

The Compensation Committee of our board of directors is comprised of three directors each of whom is “independent” within the meaning of the NASDAQ director independence standards, and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee’s responsibilities include, but are not limited to: reviewing and evaluating our compensation arrangements for executive officers, reviewing our compensation philosophy, determining the compensation of our Chief Executive Officer, or CEO, and other executive officers, and reviewing and approving bonus compensation, including equity incentive awards. The Compensation Committee has granted limited authority to Dr. Shrotriya to make equity awards to employees and consultants. The Compensation Committee determines the compensation of our CEO independently, and the compensation of other executive officers in consultation with the CEO. During the past four years, the Compensation Committee has, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms, and has received compensation data of companies at a similar stage of development as our company from such outside counsel and consultants. The Compensation Committee is made up of individuals with many years of experience in both academia as well as the pharmaceutical industry. All of the members have had years of experience in evaluating the performance of and providing compensation recommendations at corporations and in academia.

Placement Committee.  The Placement Committee is currently comprised of Dr. Shrotriya (Chair) and Messrs. Cybulski and Fulmer. The Placement Committee has currently the delegated authority to act on behalf of the board for approving and evaluating all issuances of our securities, including the authority to set the terms of each security being issued, including, without limitation, common stock, warrants, preferred stock or other securities convertible into common stock. The Placement Committee held six meetings and acted by unanimous written consent two times during 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is currently comprised of Drs. Krassner, Maida and Vida, and Messrs. Cybulski and Fulmer. All members of the Nominating and Corporate Governance Committee are non-employee directors and qualify as “independent” under the current NASDAQ director independence standards. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to: the identification and recommendation of nominees for election as directors by the stockholders, the identification and recommendation of candidates to fill any vacancies on our board, and the recommendation of policies and standards of corporate governance. The Nominating and Corporate Governance Committee met two times in 2009.

In selecting and making recommendations to the board for director nominees, the Nominating and Corporate Governance Committee may consider suggestions from many sources, including our stockholders. Any such director nominations, together with appropriate biographical information and qualifications, should be submitted by the stockholder(s) to the Chairman of the Nominating and Corporate Governance Committee of our board of directors, c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Director nominees submitted by stockholders are subject to the same review process as director nominees submitted from other sources such as other board members or senior management.

The Nominating and Corporate Governance Committee will consider a number of factors when reviewing potential nominees for the board. The factors which are considered by the Nominating and Corporate Governance Committee include the following: the candidate’s ability and willingness to commit adequate time to board and committee matters; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; the candidate’s personal and professional integrity, ethics and values; the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience in our industry and with relevant social policy concerns; the candidate’s experience as a board member of another publicly held company; whether the candidate would be “independent” under applicable standards; whether the candidate has practical and mature business judgment; and the candidate’s academic expertise in an area of our operations. In addition to the factors set forth above, the Nominating and Corporate Governance Committee also strives to create diversity in perspective, background and experience in the board as a whole.

In identifying, evaluating and selecting future potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. In identifying potential nominees, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the board, any of our stockholders or senior management. In appropriate circumstances, the Nominating and Corporate Governance Committee may also hire a search firm to help locate qualified candidates. Once potential nominees are identified, they are initially reviewed by the chairman of the Nominating and Corporate Governance Committee, or in the chairman’s absence, any other member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing member of the Nominating and Corporate Governance Committee will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s). The full Nominating and Corporate Governance Committee may interview the candidates as well. The Nominating and Corporate Governance Committee will provide informal progress updates to the board and will meet to consider and recommend final director candidates to the entire board of directors. Our board of directors determines which candidates are nominated or elected to fill a vacancy.

Product Acquisition Committee.  The Product Acquisition Committee is currently comprised of Drs. Shrotriya (Chair), Vida and Krassner, and Messrs. Cybulski, Fulmer and Maida. The Product Acquisition Committee is responsible for evaluating our product acquisition opportunities. The Product Acquisition Committee did not meet during 2009.

Board Leadership Structure

Currently, our Chief Executive Officer, Dr. Rajesh C. Shrotriya, also serves as Chairman of our board of directors. Our board of directors has determined that this structure is the most effective leadership structure for our company. The board believes that Dr. Shrotriya is the director best situated to identify strategic opportunities for our company and to focus the activities of the board due to his full-time commitment to the business and his long tenure with our company. The board also believes that Dr. Shrotriya’s dual roles as Chairman of the board and Chief Executive Officer promotes effective execution of our business strategy and facilitates information flow between management and the board. Our board has determined that maintaining the independence of a majority of our directors helps maintain the board’s independent oversight of management and ensures that the appropriate level independence is applied to all board decisions. In addition, our Audit, Compensation and Nominating and Corporate Governance Committees, which oversee critical matters such as our accounting principles, financial reporting processes and system of disclosure controls and internal controls over financial reporting, our executive compensation program and the selection and evaluation of our directors and director nominees, each consist entirely of independent directors.

Risk Oversight

Management is responsible for identifying our risk exposures and communicating such exposures to our board. Our board is responsible for implementing our risk oversight responsibilities. The board does not have a standing risk management committee, but administers this function directly through the board as a whole, as well as through committees of the board. For example, the Audit Committee assists the board in its risk oversight function by reviewing and discussing with management our accounting principles and procedures, financial reporting processes and system of disclosure controls and internal controls over financial reporting. The Compensation Committee assists the board in its risk oversight function by overseeing compliance with our executive compensation programs and considering risks relating to the design of our executive compensation programs and arrangements. In addition, our compliance officer monitors our corporate compliance program and our compliance with applicable laws, rules and regulations and provides quarterly reports to our board with respect to compliance matters and any related issues. The full board considers strategic risks and opportunities and receives reports from the committees regarding risk oversight in their areas of responsibility as necessary. We believe our board leadership structure facilitates the division of risk management oversight responsibilities among the board committees and enhances the board’s effectiveness in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Communications with the Board of Directors

Stockholders who wish to contact members of our board of directors may send email correspondence to: ir@sppirx.com. If stockholders would like to write to the board of directors, they may also send written correspondence to the following address: Spectrum Pharmaceuticals, Inc., Board of Directors, 157 Technology Drive, Irvine, CA 92618. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All stockholder communications will be received and processed by the Investor Relations Office, and then directed to the appropriate member(s) of the board of directors. In general, correspondence relating to accounting, internal accounting controls or auditing matters will be referred to the chairperson of the Audit Committee, with a copy to the Nominating and Corporate Governance Committee. All other correspondence will be referred to the chairperson or the lead director of the Nominating and Corporate Governance Committee. To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Option Tender Offer

Due to our rapid growth over the past few years and a low personnel turnover rate, in early 2009, we had a limited number of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan, or the 2003 Plan. Primarily in order to increase the pool of shares available for future grant under the 2003 Plan, we conducted a tender offer to certain eligible employees to acquire stock options granted to such employees under the 2003 Plan and our Third Amended and Restated 1997 Stock Incentive Plan, or the 1997 Plan. Eligible employees were employees of our company or of our subsidiaries who held stock options with exercise prices in excess of $5.00. The cash amount offered to those employees was $0.01 for stock options with an exercise price over $10.00 and $1.15 for stock options with an exercise price between $5.00 and $9.99.

On April 23, 2009, a total of 2,165,372 shares of common stock underlying eligible stock options were tendered by eligible employees (including 1,274,600 shares of common stock tendered by Dr. Rajesh Shrotriya, M.D., our Chairman, President and Chief Executive Officer, and 350,000 shares of common stock tendered by Mr. Shyam Kumaria, our Vice President of Finance) and accepted by us, representing 73% of the shares of common stock underlying stock options that were eligible to be tendered in the offer. We made an aggregate cash payment of approximately $2.5 million to the eligible employees participating in the offer.

Sale of Common Stock

On May 6, 2009, we sold an aggregate of 432,200 shares of common stock to certain of our employees at a purchase price of $2.70 per share, which was the closing price of our common stock on May 6, 2009. This offering resulted in gross proceeds to us of approximately $1.2 million. The investors in this offering included Dr.  Shrotriya and Mr. Kumaria. Dr. Shrotriya purchased 290,000 shares of common stock and Mr. Kumaria purchased 85,000 shares of common stock. We decided to conduct this offering with certain of our employees to allow such employees to invest their personal cash directly into our company at the current fair market value of our stock. The purchase agreements included provisions prohibiting the investors from disposing of the shares of common stock purchased in the offering for ninety days. The offering was approved by the Placement Committee of the Board of Directors. In addition, the Audit Committee of the Board of Directors approved the offering pursuant to our Related Party Transaction Policies and Procedures.

Dr. Lenaz Consulting Arrangement

On April 28, 2008, we entered into a consulting agreement with Dr. Lenaz, our former Chief Scientific Officer and a current director nominee, which provides for Dr. Lenaz to provide part-time consulting services from June 30, 2008, the date of his retirement as our Chief Scientific Officer, through December 31, 2010.

Under the terms of the consulting agreement, as amended, Dr. Lenaz was obligated to provide up to 10 days per month of consulting services from July 1, 2008 through December 31, 2008 and up to 5 days per month of consulting services from January 1, 2009 through December 31, 2009. Dr. Lenaz was compensated at a rate of $10,000 per month from July 1, 2008 through December 31, 2008, $5,000 per month from January 1, 2009 through December 31, 2009, and $400 per hour for any services provided by Dr. Lenaz (i) in excess of the maximum number of days per month for each year (as described above) or (ii) after December 31, 2009 until the termination of the consulting agreement, except for the period of March 16, 2010 through June 18, 2010, Dr. Lenaz will be compensated at a rate of $33,333 per month. The term of the consulting agreement is through December 31, 2010, unless the consulting agreement is renewed by mutual agreement of the parties. Either party may terminate the consulting agreement at any time upon 15 days advance written notice.

Policy on the Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy for approval or ratification of all transactions with related parties that are required to be reported under Item 404(a) of Regulation S-K. The policy provides that the Audit Committee of the board of directors shall review the material facts of all transactions and either approve or disapprove of the entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the transaction shall be considered by the Audit Committee chair and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee.

The Audit Committee may establish that certain transactions may be pre-approved by the Audit Committee. However, the Audit Committee has not established any such transactions.

No director shall participate in any approval of a transaction for which he or she is a related party. The director shall provide all material information concerning the transaction to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of the Code of Business Conduct and Ethics will be provided to any person, without charge, upon oral request to (949) 788-6700 or upon written request to Investor Relations, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Amendments to the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, if any, will be posted on our website at www.sppirx.com. We will disclose any waivers of provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by disclosing such information on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of our Board of Directors is responsible for assisting our Board of Directors in fulfilling its oversight responsibilities regarding Spectrum’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee operates pursuant to a written charter, a copy of which is posted on our website at www.sppirx.com. The Audit Committee met six times and acted by unanimous written consent one time during fiscal 2009. All members of the Audit Committee are non-employee directors and satisfy the current NASDAQ Global Market Listing Standards and SEC requirements with respect to independence, financial literacy and experience.

Management of Spectrum has the primary responsibility for Spectrum’s consolidated financial statements as well as Spectrum’s financial reporting process, accounting principles and internal controls. Ernst & Young LLP, the independent registered public accounting firm, is responsible for performing an audit of Spectrum’s consolidated financial statements and internal control over financial reporting, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of Spectrum’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Spectrum as of and for the year ended December 31, 2009 with Spectrum’s management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to our Board of Directors the inclusion of the audited consolidated financial statements in Spectrum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Richard D. Fulmer, M.B.A., Chair
Mitchell P. Cybulski, M.B.A.
Anthony E. Maida, III, M.A., M.B.A., Ph.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Change in Independent Registered Public Accountants

On December 3, 2009, we discontinued using Kelly & Co., or K&C, as our independent registered public accounting firm. The decision to change accounting firms was approved by the Audit Committee. On the same date, the Audit Committee approved the engagement of Ernst & Young LLP, or E&Y, as our new independent registered public accounting firm and as auditors of our consolidated financial statements for the fiscal year ended December 31, 2009.

K&C’s audit reports on our consolidated financial statements as of and for each of the two fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through December 3, 2009, the date of the change in accounting firms. In addition, during those periods, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with K&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of K&C, would have caused K&C to make reference to the subject matter of the disagreements in connection with its reports.

We previously reported the change in accounting firms on a Current Report on Form 8-K filed with the SEC on December 8, 2009. We provided K&C with a copy of the above disclosures and requested that K&C furnish a letter addressed to the SEC stating whether it agrees with the foregoing statements. A copy of K&C’s letter dated December 3, 2009 was filed as Exhibit 16.1 to our Form 8-K filed on December 8, 2009.

During the two fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through December 3, 2009, neither we nor anyone on our behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

K&C served as our independent registered public accounting firm from December 23, 2002 to December 3, 2009. During such time, K&C rendered audit opinions on our consolidated financial statements included in our Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 2008 and 2007.

As previously reported on a Current Report on Form 8-K filed with the SEC on April 5, 2010, in connection with the restatement of our consolidated financial statements the Audit Committee re-engaged K&C to audit the restatement adjustments made to our 2008 and 2007 consolidated financial statements. With respect to E&Y’s audit of our consolidated financial statements for the fiscal year ended December 31, 2009, the Audit Committee authorized K&C to respond fully to: (i) inquiries from E&Y regarding the restatement items in our consolidated financial statements for the years ended December 31, 2008 and 2007 and (ii) any other inquiries from E&Y regarding any of our financial statements.

We provided K&C with a copy of the foregoing disclosures and requested that K&C review such disclosures. In addition, K&C was given an opportunity to furnish us with a letter addressed to the SEC containing any new information, clarifying our expression of K&C’s views, or stating the extent to which K&C does not agree with the foregoing statements. K&C informed us on April 2, 2010 that it agreed with the foregoing statements and did not furnish such a letter to us or the SEC.

Independent Registered Public Accounting Firms Fees

The following summarizes aggregate fees billed to us by our independent registered public accounting firms, E&Y and K&C, for the fiscal years ended December 31, 2009 and 2008:

	Ernst &
	Young LLP	Kelly & Co.
	2009($)	2009($)(1)	2008($)

Audit Fees	210,000	85,280	147,300
Audit-related Fees	—	27,210	38,550
Tax Fees	—	24,800	13,190

Total	210,000	137,290	199,040

(1)	Represents fees billed to us by K&C as our independent registered public accounting firm through December 3, 2009.

The fees billed to us by E&Y and K&C during or related to our 2009 and 2008 fiscal years consist solely of audit fees, audit-related fees and tax fees, as follows:

Audit Fees.  Represents the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, and the preparation of comfort letters and consents with respect to registration statements.

Audit-related Fees.  Represents the aggregate fees billed to us for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

Tax Fees.  Represents the aggregate fees billed to us for professional services rendered for tax returns, compliance and tax advice.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor

All audit and permissible non-audit services by our independent registered public accounting firms were pre-approved by our Audit Committee. Pursuant to its charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and NASDAQ rules and regulations, to approve audit and permissible non-audit services, however, it has not yet done so.

There will be representatives from E&Y present at the 2010 annual meeting of stockholders. They may make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our aggressive plans for future growth, including maximizing the growth potential of our marketed drugs, Zevalin® and Fusilev®, and managing multiple large, late-stage clinical trials for apaziquone (EOquin®), have shaped the Compensation Committee’s executive compensation philosophy. This philosophy, including as applied to the CEO, is to attract and retain professionals of the highest caliber, capable of leading us to fulfillment of our ambitious business objectives, by offering competitive compensation opportunities that reward executives for their individual contributions towards our short-term and long-term objectives. Competition for attracting the best talent in the pharmaceutical industry is very intense, especially in Orange County, California, where the industry has only a small presence and the cost of living is very high. Accordingly, in light of the intense competition for highly qualified executives, our executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon periodic evaluations of individual and company performance, relative to goals established at the start of the year.

The Compensation Committee believes that its compensation philosophy aligns the interests of our executive officers with those of our stockholders, and is necessary to incentivize individual executives to peak performance in advancing our short-term and long-term business objectives. It is designed to reward hard work, dedication and the achievement of both individual and company goals.

Key Elements of Executive Compensation

The principal elements of compensation for our executive officers are:

•	Base salary;

•	Cash bonuses; and

•	Equity incentive awards.

Base Salary.  The base salaries of our executive officers are established as part of an annual compensation adjustment cycle. Base salaries for the year are established either at the end of the prior year or the beginning of the current year, i.e. the base salary for 2009 was set at the end of 2008. In establishing those salaries, the Compensation Committee considers the executive’s level of responsibility, experience and individual performance, and our performance, as well as information regarding salary ranges paid to executives with comparable duties in companies at a similar stage as ours.

Cash Bonuses.  The Compensation Committee typically grants annual cash bonuses to executives as part of their annual overall compensation at the beginning of the next year for prior year performance, i.e. the cash bonus for 2009 performance was set in early 2010. Such cash bonuses are a reward for individual achievement of goals, as well as for enabling us to achieve key milestones. The amount of the bonuses is determined based upon the achievement of such milestones, reference to past bonuses paid and information regarding bonuses paid to executives with comparable duties in similar companies.

Equity Incentive Awards.  While cash compensation is viewed as a reward for current and past services, equity incentive awards are important short-term and long-term compensation tools for employee retention as well as incentivizing future performance. The Compensation Committee endorses the position that granting equity incentive awards, including stock options and restricted stock, to our executive officers (such equity incentive awards are a benefit offered to all employees) can be very beneficial to stockholders because it aligns management’s and stockholders’ interests in the enhancement of stockholder value. An executive officer receives value from these grants only if he or she remains employed by us during the vesting period, and, with regard to stock options, only if our common stock appreciates (typically, options are granted with an exercise price equal to the fair market value of our common stock on the date of the grant). In addition, equity incentive awards are an important compensation tool to utilize in attracting and retaining high caliber professionals. In determining the number of shares subject to an equity incentive award, the Compensation Committee takes into account the executive officer’s position and level of responsibility, the executive officer’s past performance and potential future contribution, the executive officer’s existing stock and unvested restricted stock holdings, the competitiveness of the executive officer’s overall compensation arrangements, including equity awards, and reference to information regarding equity awards paid to executives with comparable duties in similar companies. Typically, the Compensation Committee will grant a fewer number of shares of restricted stock than stock options because when restricted stock vests, it provides immediate value to the recipient, reduced, however, by an immediate tax liability payable by the grantee. In deciding whether to grant stock options or restricted stock, the Compensation Committee will review market factors such as our stock price, the different benefits offered by each type of award, past equity grants as well as the tax impact on the executive officers of each type of grant. Typically, the Compensation Committee grants performance-based equity incentive awards once annually; however, it may make additional grants based upon a number of factors, including company and individual achievements.

We also maintain a 401(k) Plan and an Employee Stock Purchase Plan, each available to all employees, to encourage employees to save for retirement and to provide incentives for our employees to exert maximum effort for our success. The 401(k) Plan provides matching employee contributions in shares of our common stock and the Employee Stock Purchase Plan provides employees with the opportunity to purchase common stock through accumulated payroll deductions, each in order to, among other things, align employees’ interests with our stockholders.

The Compensation Committee believes that all three principal compensation elements combined fit well into its overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, rewarding them for achievement of individual and company goals, and aligning the interests of executive officers with those of our stockholders. The Compensation Committee also believes that it is necessary to compensate the executive officers competitively in all three principal elements in order to accomplish the above objectives.

Fiscal 2009 Compensation

Because of our current stage of development, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in our evaluation of executive officer performance. Therefore, executive officer compensation is based primarily on advancement of our business objectives, including the achievement of product development and regulatory milestones, the acquisition of new products, the recruitment and retention of highly qualified personnel, the maintenance of adequate financial resources, and the initiation and continuation of corporate collaborations, as well as individual contributions and achievement of individual business objectives by our executive officers.

During the past six years, we have, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms, and have received compensation data of companies at a similar stage of development as our company from such outside counsel and consultants, as well as from management. The Compensation Committee also received from management copies of executive employment agreements used by comparable companies. Some of the companies whose compensation data was considered included: Cell Therapeutics, BioMarin Pharmaceutical Inc., Seattle Genetics, Inc., Medarex, Vertex Pharmaceuticals Incorporated, Theravance, Inc., ZymoGenetics, Inc., OSI Pharmaceuticals Inc., Onyx Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc., Exelixis, Dendreon, Allos Therapeutics, Kosan Biosciences, Sangamo Biosciences and Supergen. The Compensation Committee received input from our CEO when it made its compensation determination for the other executive officers.

The Compensation Committee evaluated our 2009 performance as outstanding. Under the leadership of our CEO, we transitioned into a fully functional commercial organization and for the first time in the history of our company we recorded product revenue of over $28 million from sales of our marketed anti-cancer drugs. We have continued to execute on our strategy, and met or exceeded the goals established at the outset of 2009. Some of the important accomplishments during 2009, and early 2010, included:

•	the generation of approximately $28.2 million in sales of our drug products during 2009;

•	the acquisition of full U.S. rights to Zevalin, one of our leading cancer drugs;

•	the approval by the U.S. Food and Drug Administration, or FDA, of Zevalin for an expanded label for the treatment of patients with previously untreated Follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy;

•	the receipt of a favorable ruling from the Centers for Medicare and Medicaid Services stating that Zevalin should be reimbursed under an Average Sales Price methodology in the Hospital Outpatient Prospective Payment System, creating a consistent reimbursement standard in the hospital setting;

•	the successful conclusion of arbitration proceedings with Cell Therapeutics, Inc., or CTI, relating to CTI’s sale of its membership interests in RIT Oncology, LLC, our 50/50 joint venture, resulting in our receipt of a $4.3 million arbitration award from CTI;

•	the completion of enrollment of two large Phase 3 pivotal clinical trials involving over 1,600 patients for apaziquone (EOquin) resulting in our receipt of a $1.5 million milestone payment from Allergan, Inc.;

•	the entrance into strategic collaborations with Nippon Kayaku Co. Ltd. and Handok Pharmaceuticals Co. Ltd. for the development and commercialization of apaziquone (EOquin) in Asia;

•	the acquisition of all rights to RenaZorb®, a lanthanum-based nanotechnology compound with potent and selective phosphate binding capabilities, from Altair Nanotechnologies;

•	the entrance into a strategic collaboration with TopoTarget A/S for the development and commercialization of belinostat, a drug being studied in multiple indications, including a Phase 2 registrational trial for patients with Peripheral T-cell Lymphoma;

•	the raising of more than $100 million through equity financings in 2009 during difficult economic times and market conditions. The funds raised were critical in meeting our strategic goals related to our anticipated operating requirements through 2010 and beyond;

•	an increase in our market capitalization of approximately 400%;

•	the addition of key individuals to advance our strategy; and

•	the maintenance of tight control over our cash used in operations. We used approximately $18 million net cash in operations in 2009 and accomplished much.

Base Salary and Cash Bonuses.  At the end of 2009, and then again in early 2010, the Compensation Committee, with reference to the factors discussed above, reviewed the compensation of each executive officer. Based upon its review, the Compensation Committee awarded bonuses for 2009 contributions and increased the salary levels of our executive officers for 2010 due to their outstanding performance in advancing our business objectives as well as the excellent performance of our company, particularly the advancement of our product portfolio.

Equity Incentive Awards.  Based upon individual and company performance in 2009, and as an incentive for continued excellence in the future, in the future, the Compensation Committee granted equity incentive awards to the executive officers. In determining the number of shares subject to an equity incentive award, the Compensation Committee took into account the factors discussed above.

Chief Executive Officer Compensation.  The Compensation Committee subscribes to the notion that an emerging growth company, like our company, achieves success and ultimately substantial returns for its stockholders, based on the vision and dedication of its management team, especially its CEO. Dr. Rajesh C. Shrotriya, our CEO and President, set forth a new vision for us when he was appointed CEO in 2002 and the Compensation Committee believes that he, and the team he has assembled, has done an excellent job in implementing that vision over the past seven plus years. In addition, Dr. Shrotriya’s qualifications as a medical doctor and his ability to lead us and to manage our scientific programs and business strategy make him critical to the continued successful implementation of that vision. The Compensation Committee considered these factors, as well as the same factors discussed above, in setting the compensation of Dr. Shrotriya. The Compensation Committee also made reference to the compensation of CEOs of similar companies in the pharmaceutical industry in order to ensure that the total compensation paid by us to Dr. Shrotriya, including salary, bonus, equity incentive awards, benefits and other compensation, was competitive. The Compensation Committee believes that a competitive compensation package is necessary because of the importance of a CEO to a small emerging growth company and, in particular, one with the background, experience and track record of Dr. Shrotriya. For 2009, the Compensation Committee determined that Dr. Shrotriya continued to advance our strategy; his contributions are reflected in our achievements in 2009 as set forth above. In recognition of his outstanding performance during 2009 and as incentive for future performance, the Compensation Committee awarded Dr. Shrotriya a cash bonus for 2009, together with equity incentive awards detailed in the “Grants of Plan Based Awards in 2009” table located elsewhere in this proxy statement.

Payments upon Termination of Employment or Change-in-Control

Dr. Shrotriya has an employment agreement that provides for certain guaranteed severance payments and benefits if he is terminated by us at the expiration of the term of the agreement, if his employment is terminated without cause, if his employment is terminated due to a change in control or is adversely affected due to a change in control and he resigns. The benefits are described in this proxy statement below under “Executive Employment

Agreements, Termination of Employment and Change-in-Control Arrangements.” The severance payments are designed to protect his earned benefits against being terminated without cause or the adverse changes that may result from a change in control of our company. The level of payments provided under Dr. Shrotriya’s agreement reflects the Compensation Committee’s assessment of market conditions to provide a competitive level of compensation if he is impacted by a termination without cause or a change of control of our company as well as a recognition of the effort provided by Dr. Shrotriya over his time of service to our company.

Impact of Accounting and Tax Treatments on Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, or SFAS 123(R). Under SFAS No. 123(R), we measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in the consolidated statements of operations over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), we have elected to recognize compensation cost for all options with graded vesting on a straight-line basis over the vesting period of the entire option.

As discussed above, in deciding whether to grant stock options or restricted stock, the Compensation Committee will consider the tax impact that such grants have on the executive officer.

Section 162(m) of the Internal Revenue Code, or the Code, currently imposes a $1 million limitation on the deductibility, for Federal income tax purposes, of certain compensation paid to each of its five highest paid executives. In light of our significant net operating losses, Section 162(m) is not considered to be a significant factor in establishing executive officer compensation at this time.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee has reviewed our compensation policies and practices and has concluded that our company-wide compensation program is not reasonably likely to have a material adverse effect on our company. In addition, the Compensation Committee has determined that our company-wide compensation program does not encourage or incentivize excessive or inappropriate risk-taking by our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Cybulski and Drs. Krassner and Vida. None of the members of our board’s Compensation Committee is or has been an officer or employee of our company. None of our executive officers has served as a director or member or the compensation committee of any other entity, any of whose executive officers served on our board of directors or our board’s Compensation Committee.

Equity Compensation Plan Information

The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2009.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued		for Future Issuance
	Upon Exercise	Weighted-average	Under Equity
	of Outstanding	Exercise Price of	Compensation Plans
	Options,	Warrants	(excluding securities
Plan Category	Warrants or Rights	and Rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	7,945,245	4.04	9,324,750
Equity compensation plans not approved by security holders(2)	350,000	4.58	—
Employee Stock Purchase Plan approved by security holders	N/A	N/A	4,934,285

Total	8,295,245	4.06	14,259,035

(1)	We have three stock incentive plans: the 1997 Plan, the 2003 Plan and the 2009 Incentive Award Plan, or the 2009 Plan. We refer to the 1997 Plan, the 2003 Plan and the 2009 Plan collectively as the Plans. We are not granting any more options pursuant to the 1997 Plan or the 2003 Plan. The 2009 Plan authorizes annual increases in the number of shares of our common stock available for issuance under the 2009 Plan by an amount equal to the greater of (i) 2,500,000 and (ii) a number of shares such that the total number of shares available for issuance equals 30% of the then number of shares of our common stock issued and outstanding. Thus, the authorized and available shares may fluctuate over time.

(2)	The number represents 350,000 shares of common stock issuable upon exercise of warrants issued to our non-employees under plans approved by our board of directors that we believe are not required to be approved by our stockholders pursuant to the rules of the NASDAQ Stock Market. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under these types of equity compensation plans is zero; however, our board of directors may approve additional issuances of warrants under circumstances that it decides are appropriate. These warrants are typically exercisable for five years and have equitable anti-dilution rights for stock splits, stock dividends, reclassifications, compulsory share exchanges, distributions of indebtedness, assets, rights, warrants or subscriptions, merger, consolidation, sale of assets, tender offer or other exchanges of the entire class of common stock.

The above table does not include warrants issued to investors in connection with financing transactions. As of December 31, 2009, there were outstanding investor warrants to purchase up to an aggregate of 10,678,919 shares of our common stock, with a weighted average exercise price of $6.58 per share. As of April 20, 2010, 4,282,600 warrants expired unexercised, and 2,649,007 warrants exercisable at $7.55 are scheduled to expire on June 20, 2010, if not exercised.

Further details regarding warrants issued by us are included in footnote 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2010 proxy statement.

Mitchell P. Cybulski, M.B.A., Chair
Stuart M. Krassner, Sc.D., Psy.D.
Julius A. Vida, Ph.D.

Summary Compensation Table

The following information sets forth summary information concerning the compensation we paid or accrued during 2009, 2008 and 2007 to our chief executive officer and vice president of finance. In 2009, we had no other named executive officers.

				Stock	Option	All Other
				Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)		Total ($)

Rajesh Shrotriya	2009	600,000	1,000,000	—	2,159,000	33,956	(2)	3,792,956
Chairman, Chief Executive	2008	600,000	1,000,000	388,000	839,500	34,694	(2)	2,862,194
Officer and President	2007	500,000	225,000	545,000	2,612,000	56,774	(2)	3,938,774

Shyam Kumaria	2009	275,000	60,000	—	429,900	21,449	(3)	786,349
Vice President, Finance and Secretary	2008	250,000	50,000	65,850	113,000	22,113	(3)	500,963
	2007	250,000	35,000	109,000	351,300	22,948	(3)	768,248

(1)	The amounts reflect the aggregate grant date fair value of awards made to such named executive officers calculated in accordance with ASC 718. For additional information, refer to note 12 of our financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC on April 5, 2010.

(2)	Amounts include: (a) annual 401(k) matching contribution made by us in shares of our common stock and healthcare premiums, which is a benefit offered to all our employees, (b) premiums paid on life insurance policies covering his life and having as beneficiary his estate or other beneficiaries, (c) amounts related to the personal use of a leased company car, gas and repairs, and (d) legal fees related to negotiations of his employment agreement. No individual component of this amount exceeds $25,000.

(3)	Amounts include annual 401(k) matching contribution made by us in shares of our common stock, and premiums paid on healthcare and life insurance policies, which are benefits that are offered to all of our employees.

Grants of Plan Based Awards in 2009

The following table provides information about equity awards granted to the named executive officers in 2009. The amount of the stock and option awards that were expensed in 2009 is shown in the Summary Compensation

Table provided above. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.

		All Other
		Option
		Awards:		Grant Date
		Number of	Exercise or	Fair Value
		Securities	Base Price	of Stock
		Underlying	of Option	and Option
Name	Grant Date	Options (#)	Awards ($)	Awards ($)(1)

Rajesh Shrotriya	01/16/09	350,000	1.47	294,000
	06/26/09	500,000	6.09	1,865,000

Shyam Kumaria	01/16/09	50,000	1.47	42,000
	05/21/09	5,000	4.89	14,900
	06/26/09	100,000	6.09	373,000

The exercise price of all the option awards listed above is equal to the fair market value on the dates of grant in accordance with the terms of our equity incentive plans. All the awards listed above vest annually in equal 25% increments with 25% immediately vested on the date of grant.

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards					Stock Awards
						Equity	Equity
						Incentive	Incentive
						Plan	Plan Awards:
						Awards:	Market
	Number of	Number of				Number of	Value of
	Securities	Securities				Shares of	Shares of
	Underlying	Underlying		Option	Option	Stock that	Stock that
	Unexercised	Unexercised		Exercise	Expiration	Have Not	Have Not
Name	Options (#)	Options (#)		Price ($)	Date	Vested (#)	Vested ($)(4)
	Exercisable	Unexercisable

Rajesh Shrotriya	12,000	—		$4.75	06/17/12
	75,000	—		$1.06	09/25/12
	225,000	—		$1.99	09/05/13
	215,000	—		$4.90	09/12/13
	200,000	—		$4.23	01/01/16
	150,000	—		$5.08	09/26/16
	350,000	—		$5.53	01/01/17
						25,000 (1)	$111,000
	75,000	25,000	(2)	$3.15	12/06/17
	500,000	—		$2.55	03/25/18
	75,000	75,000	(2)	$1.43	12/06/18
						100,000 (3)	$444,000
	87,500	262,500	(2)	$1.47	01/16/19
	125,000	375,000	(2)	$6.09	06/26/19

Shyam Kumaria	40,000	—		$4.26	12/06/15
						5,000 (1)	$22,200
	15,000	5,000	(2)	$3.15	12/06/17
	50,000	—		$2.55	03/25/18
	25,000	25,000	(2)	$1.43	12/06/18
						15,000 (3)	$66,600
	12,500	37,500	(2)	$1.47	01/16/19
	1,250	3,750	(2)	$4.89	05/21/19
	25,000	75,000	(2)	$6.09	06/26/19

(1)	Shares granted on July 20, 2007 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every July 20th thereafter.

(2)	Option shares vest annually in equal 25% increments, with 25% immediately vested on the grant date.

(3)	Shares granted on December 6, 2008 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every December 6th thereafter.

(4)	Calculation based on the closing price of the common stock on December 31, 2009 of $4.44 per share, the last trading day before the end of our 2009 fiscal year.

Stock Vested Table in Fiscal Year 2009

The following table provides information regarding the number of shares acquired upon exercise and/or vesting in 2009 and the value realized by the named executive officers.

	Stock Awards
	No. of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($)(1)

Rajesh Shrotriya	95,000	412,050
Shyam Kumaria	17,500	71,725

(1)	The value realized on vesting in the above table was calculated based on the price of the common stock on the vesting date.

Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements

On June 20, 2008, we entered into an employment agreement with Dr. Shrotriya, our President and Chief Executive Officer, which became effective as of January 2, 2008 and replaced his previous employment agreement. The employment agreement expires on January 2, 2011, unless terminated earlier, and automatically renews for a one-year term unless either party gives written notice of such party’s intent not to renew the agreement at least 90 days prior to the commencement of the next year. The employment agreement requires Dr. Shrotriya to devote his full working time and effort to the business and affairs of us during the term of the agreement. The employment agreement provides for a minimum annual base salary with annual increases, periodic bonuses and option grants as determined by the Compensation Committee.

Compensation and Benefits

Dr. Shrotriya shall receive an annual base salary of $600,000, as adjusted annually based upon the performance of Dr. Shrotriya and our company, as determined by the Compensation Committee.

Dr. Shrotriya shall also be paid an annual performance bonus in cash and/or equity based awards, no later than January 31 of the year following, in an amount to be determined by the Compensation Committee according to Dr. Shrotriya’s achievement of annual performance objectives mutually agreed upon by Dr. Shrotriya and our board of directors.

Under the agreement, Dr. Shrotriya is entitled to receive additional employment benefits, including the right to participate in any incentive plans and to receive life, medical, dental, paid vacation, estate planning services, a leased vehicle and reimbursements for automobile related expenses, and other benefits.

Termination

Dr. Shrotriya’s employment may be terminated due to non-renewal of the agreement by us, by mutual agreement of the parties, by us for cause (as that term is defined in the agreement) or without cause, on grounds of disability or death of Dr. Shrotriya, by Dr. Shrotriya for no reason or for good reason (as those terms are defined in the agreement), or by Dr. Shrotriya’s non-renewal of the agreement.

If (i) the agreement is not renewed by us, (ii) Dr. Shrotriya is terminated without cause, or (iii) Dr. Shrotriya resigns for good reason, then Dr. Shrotriya’s guaranteed severance payments include the right to receive (a) a lump sum payment equivalent to the aggregate of two years’ cash compensation; (b) company-paid continued coverage for Dr. Shrotriya and his eligible dependents under our existing health and benefit plans for two years; and (c) immediate vesting of all options, restricted stock and other equity based awards granted to Dr. Shrotriya. Dr. Shrotriya shall have three years to exercise all vested equity based awards. Since options issued to Dr. Shrotriya pursuant to our 1997 Plan can only be exercised for ninety days after termination, a replacement option shall be granted to Dr. Shrotriya at termination to allow for three years’ of exercisability.

In the event Dr. Shrotriya voluntarily resigns for good reason, or is terminated by us without cause, we will pay or reimburse Dr. Shrotriya for reasonable relocation expenses up to a certain amount.

If Dr. Shrotriya’s employment is terminated without cause prior to the end of a calendar year, then our board of directors shall determine the amount of any bonus that would have been paid to Dr. Shrotriya had his employment continued through the end of the calendar year and we shall pay Dr. Shrotriya the pro rata amount of the bonus.

If the agreement is terminated due to death or disability of Dr. Shrotriya, a lump sum equal to three months of base salary, at the time of his termination, shall be paid to Dr. Shrotriya, his legal representative or estate, as applicable. All equity based awards, such as options and restricted stock, shall immediately vest and shall remain exercisable in accordance with the terms of the respective equity plan and individual agreement(s) governing such options and as otherwise set forth in the agreement.

If Dr. Shrotriya voluntarily resigns his employment for no reason, any stock options or other equity based awards (except for restricted stock) shall immediately become fully vested upon the effective date of Dr. Shrotriya’s resignation, and he shall have three years to exercise all such vested equity based awards. Dr. Shrotriya shall receive the same benefits for any unexpired options issued pursuant to our 1997 Plan as if he had been terminated without cause by us.

If during the term of the agreement, Dr. Shrotriya resigns for good reason (as defined in the agreement) other than pursuant to the circumstances of a change in control and the board has not cured the condition(s) that constitute good reason, then Dr. Shrotriya shall receive all of the severance benefits he would receive if he had been terminated without cause by us. Upon a change of control of our company, if (i) Dr. Shrotriya’s employment is terminated (other than by Dr. Shrotriya) without cause within twelve months thereafter; or (ii) Dr. Shrotriya is adversely affected in certain terms outlined in the agreement, and Dr. Shrotriya, within twelve months after an event constituting a change of control, elects to resign his employment with us, then in either case, Dr. Shrotriya shall be provided with company-paid senior executive outplacement and shall receive the same severance benefits as he would receive if he was terminated by us without cause. However, instead of two years’ cash compensation, Dr. Shrotriya shall receive three years cash compensation. In addition, upon a change of control, we shall pay Dr. Shrotriya a one-time payment of $600,000.

If the agreement is terminated due to mutual agreement, Dr. Shrotriya’s non-renewal of the agreement, or by us for cause, he shall not be entitled to any severance.

Other

If any payment or distribution by us to or for the benefit of Dr. Shrotriya is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Dr. Shrotriya with respect to such excise tax, then Dr. Shrotriya shall be entitled to receive an additional payment in an amount such that after payment by Dr. Shrotriya of all taxes (including any interest and penalties imposed with respect thereto) and excise tax imposed upon such payment, Dr. Shrotriya retains an amount of the payment equal to the excise tax imposed upon the payment.

If we determine that any payments to Dr. Shrotriya under the agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment schedule of that benefit shall be revised to the extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. We may attach conditions to or adjust the amounts so paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of this adjustment; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Potential Payments Upon Termination or Following a Change in Control

The tables below reflect the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment or following a change in control of our Company. The amount of compensation payable to each named executive officer upon voluntary termination without cause, retirement, involuntary termination without cause, involuntary termination for cause or termination following a change of control, in the event of disability or death of the executive, and following a change in control of our Company is shown below. Where applicable, the amounts shown assume that termination was effective as of December 31, 2009 and use the closing price of our common stock as of December 31, 2009 ($4.44), and are estimates of the amounts which would be paid out to the executives upon their termination. In the case of payments upon termination, the actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.

	Voluntary				Involuntary		Change in
	Termination				Termination	Involuntary	Control
	Without				Without	Termination	(Qualifying	Change in
Rajesh Shrotriya	Cause ($)	Retirement	Death ($)	Disability ($)	Cause ($)	For Cause	Termination) ($)	Control ($)

Cash Severance payments	—	—	150,000	150,000	3,200,000	—	4,800,000	—
Cash payments	—	—	—	—	—	—	—	600,000
Benefit payments	—	—	—	—	156,288	—	236,932	—
Vesting Acceleration — Options	1,037,625	—	1,037,625	1,037,625	1,037,625	—	1,037,625	—
Vesting Acceleration — Restricted stock	—	—	555,000	555,000	555,000	—	555,000	—

Total	1,037,625	—	1,742,625	1,742,625	4,948,913	—	6,629,557	600,000

Shyam Kumaria
Cash Severance payments	—	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	193,075	—
Vesting Acceleration — Restricted stock							88,800	—

Total	—	—	—	—	—	—	281,875	—

Cash severance payments:  Includes base salary, bonus and auto allowance payable, pursuant to terms of the employment agreement described above, for two years.

Cash payments:  Consists of a one-time payment upon a change in control of our Company pursuant to terms of the employment agreement described above.

Benefit payments:  Includes COBRA insurance payments for healthcare insurance premiums payable, pursuant to terms of the employment agreements described above, for two years unless the lump-sum option is elected. Under the “Change in Control” scenario, an estimated cost for outplacement services is also included, pursuant to terms of the employment agreement described above.

Vesting Acceleration — Options:  Includes the aggregate fair value of those stock options whose vesting is accelerated upon termination, either pursuant to terms of the employment agreements described above, or pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the difference between the last closing price of our common stock, on or before December 31, 2009, and the exercise price of the options.

Vesting Acceleration — Restricted stock:  Includes the aggregate fair value of restricted stock whose vesting is accelerated upon termination pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the last closing price of our common stock, on or before December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of reporting forms furnished to us, and written representations that no other reports were required, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, officers and any persons holding 10% or more of our common stock with respect to our fiscal year ended December 31, 2009 were satisfied on a timely basis.

OTHER MATTERS

Our board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

This proxy statement and the accompanying proxy card, together with a copy of our 2009 annual report, are being mailed to our stockholders on or about May 17, 2010. You may also obtain a complete copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, with all exhibits filed therewith, from the SEC’s web site at www.sec.gov under EDGAR filings. We will provide to you a copy of our Form 10-K by writing us at 157 Technology Drive, Irvine, California, 92618, Attn: Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2010

The proxy statement and annual report to our stockholders for the year ended December 31, 2009 are available at our Investor Relations page of our Internet website under the heading “Annual Meeting and Proxy Information.” Our web page is http://www.sppirx.com.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2011 Annual Meeting.  Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our proxy statement with respect to the 2011 annual meeting should arrange for such proposal to be delivered to us at our principal place of business no later than January 17, 2011, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the Rules and Regulations of the SEC and other laws and regulations to which interested persons should refer.

In addition, pursuant to our bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at the 2011 annual meeting of stockholders must submit a notice of the proposal or nomination including the information required by our bylaws to us between March 20, 2011 and April 19, 2011, or else it will be considered untimely and ineligible to be properly brought before the meeting. However, if our 2011 annual meeting of stockholders is not held between May 19, 2011 and August 17, 2011 under our bylaws, this notice must be provided not earlier than the ninetieth day prior to the 2011 annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to the 2011 annual meeting or (b) the tenth day following the date on which notice of the date of the 2011 annual meeting is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.

All such notices should be directed to our Secretary, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

Proxy Solicitation Costs.  The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained The Altman Group, Inc., 1200 Wall Street West, 3rd Fl., Lyndhurst, NJ 07071, to aid in the solicitation. For these services, we will pay The Altman Group a fee of $7,000 and reimburse them for certain out-of-pocket disbursements and expenses. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors

Shyam K. Kumaria
Vice President, Finance and Secretary

April 28, 2010

SPECTRUM PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a Stockholder of SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on June 18, 2010, at 10:30 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618, and, revoking any proxy previously given, hereby appoints Dr. Rajesh C. Shrotriya and Shyam K. Kumaria, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote SPECTRUM PHARMACEUTICALS, INC. Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting. Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed on this proxy card in Proposal 1 and in the discretion of the proxy holders on all other business that comes before the meeting. IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF SPECTRUM PHARMACEUTICALS, INC. JUNE 18, 2010 Please date, sign and mail your proxy card in the envelope provided as soon as possible. DETACH PROXY CARD HERE 1. To elect six directors to serve on the Board of Directors FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (see Instructions below) Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning It in the Enclosed Envelope Nominees: Krishan K. Arora, Ph.D., Stuart M. Krassner, Sc.D., Psy.D, Luigi Lenaz, M.D., Anthony E. Maida, III, M.A., M.B.A., Ph.D., Dilip J. Mehta, M.D., Ph.D. and Rajesh C. Shrotriya, M.D. (INSTRUCTION: To withhold authority to vote for any individual nominees(s), mark the “FOR ALL EXCEPT” box and write that each nominee’s name on the space below.) If no choice is indicated, the proxy will be voted FOR all nominees listed. EXCEPTIONS: 2. To transact such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof. Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed on this proxy card in Proposal 1 and in the discretion of the proxy holders on all other business that comes before the meeting. I/we plan to attend the Annual Meeting. To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.